Exhibit 16.1
March 2, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K/A dated March 2, 2011, of Valeant Pharmaceuticals International, Inc. and are in agreement with the statements contained therein.
Yours very truly,
/s/ Ernst & Young LLP
Chartered Accountants
Licensed Public Accountants
A member firm of Ernst & Young Global Limited